Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Dec. 3, 2018

PEABODY COMPLETES ACQUISITION OF SHOAL CREEK SEABORNE HARD COKING COAL MINE

ST. LOUIS, Dec. 3 – Peabody (NYSE: BTU) announced today that it has completed its purchase of the Shoal Creek seaborne metallurgical coal mine from private coal producer Drummond Company, Inc. for $387 million, reflecting customary purchase price adjustments. The acquisition includes the well-capitalized mine, preparation plant and logistical assets and excludes legacy liabilities other than reclamation.

“This accretive Shoal Creek purchase represents a tremendous step in Peabody’s commitment to upgrade our seaborne metallurgical coal portfolio and target the highly attractive seaborne demand centers,” said Peabody President and Chief Executive Officer Glenn Kellow. “We believe the Shoal Creek acquisition clearly meets our strict investment filters, with expected high returns and rapid payback, a very attractive valuation, and tangible synergies. We believe the transaction offers significant strategic and financial benefits for Peabody in our ongoing drive to create additional shareholder value. We applaud the Drummond team for developing and managing this high-quality operation.”

Shoal Creek is located on the Black Warrior River in Central Alabama and serves Asian and European steel mills. Shoal Creek coal typically prices at or near the high-vol A index, which historically has sold at a modest discount to the Australian hard coking coal index.

The mine produced 2.1 million tons of metallurgical coal in 2017 and sold 2.4 million tons, generating $387.0 million in revenues, $160.8 million in net income and $161.8 million in Adjusted EBITDA. Shoal Creek has realized 54 percent gross margins through the first nine months of 2018 on 2.0 million tons produced and 1.9 million tons sold, with realized revenues of $173 per ton, costs of $80 per ton1, net income of $162.1 million and Adjusted EBITDA of $163.3 million.

Peabody expects Shoal Creek to integrate into Peabody’s operating and SG&A platforms with minimal friction costs. In addition, the acquisition is not expected to increase Peabody’s U.S. federal cash tax payments for the foreseeable future due to the company’s substantial net operating loss tax position.

All regulatory requirements were met as required by the conditions to closing, and a new collective bargaining agreement became effective at closing. The new labor agreement provides for a 401(k) program; the prior multiemployer pension plan is no longer effective and related obligations are not included in the acquisition. Prior retiree healthcare liabilities were also retained by Drummond.

“We are very pleased to welcome the productive Shoal Creek workforce to the Peabody team,” said Kemal Williamson, Peabody President Americas. “Peabody looks forward to safely and quickly integrating the mine into our portfolio and benefitting from the experienced workforce and well-capitalized nature of the operation.”

[1]	Shoal Creek historic costs per ton exclude post-retirement medical expenses.

Shoal Creek has 58 million tons of proven and probable reserves with an initial 17 million tons with minimal anticipated capital requirements under the current mine plan, and additional reserves expected to be accessed with relatively low capital requirements. Shoal Creek uses longwall mining technology to mine both the Blue Creek and Mary Lee coal seams. The mining complex offers significant logistical competitive advantages. Its location on the Black Warrior River provides direct access to barge transportation to the McDuffie Terminal in Mobile, Al., where Panamax and Cape-sized vessels are loaded.

Peabody intends to update its guidance targets on key metrics for 2019 during its fourth quarter earnings announcement.

Peabody (NYSE: BTU) is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. Peabody offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, sustainability, leadership, customer focus, integrity, excellence and people. For further information, visit PeabodyEnergy.com.

Contact:

Investors	Media
Stephanie Weiler	Michelle Constantine
314.342.7798	314.342.4347

Non-GAAP Reconciliation

(Unaudited)

	Shoal Creek
	Year Ended Dec. 31, 2017	Nine Months Ended Sept. 30, 2018
Reconciliation of Non-GAAP Financial Measures (In Millions)
Net Income	$160.8	$162.1
Depreciation, Depletion and Amortization	0.8	1.1
Asset Retirement Obligation Expenses	0.2	0.1

Adjusted EBITDA (1)	$161.8	$163.3

(1) Adjusted EBITDA is defined by Peabody in this presentation as net income before deducting depreciation, depletion and amortization and asset retirement obligation expenses. Adjusted EBITDA is not intended to serve as an alternative to GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies

Note: The amounts presented above for the year ended December 31, 2017 were derived from the audited combined carve-out financial statements of Shoal Creek (a division of Drummond Company, Inc.), and the amounts presented above for the nine months ended September 30, 2018 were derived from the unaudited carve-out financial statements of Shoal Creek. These items may not be comparable to similar Peabody line items given a difference in structure, cost basis and other elements of the Shoal Creek carve-out financials and may not be indicative of the results that may be expected in future periods.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “goal,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company’s control, that are described in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2017, as well as additional factors we may describe from time to time in other filings with the SEC. You may get such filings for free at our website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.